Exhibit 99.1

Sent via Electronic Delivery to: luisaingargiola@magnegas.com; EStein@szaferman.com

January 14, 2014

Ms. Luisa Ingargiola
Chief Financial Officer
MagneGas Corporation
150 Rainville Road
Tarpon Springs, FL 34689

Re:	MagneGas Corporation (the “Company”) Nasdaq Symbol: MNGA

Dear Ms. Ingargiola:

As you are aware, on July 15, 2013, we notified you that based on the previous 30 consecutive business days, the Company’s listed security no longer met the minimum $1 bid price per share requirement. Therefore, in accordance with our Listing Rules (the “Rules”), the Company was provided 180 calendar days, or until January 13, 2014, to regain compliance.

The listed security has not regained compliance with the minimum $1 bid price per share requirement. However, Staff has determined that the Company is eligible for an additional 180 calendar day period,1 or until July 14, 2014, to regain compliance.2 Our determination is based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If at any time during this additional time period the closing bid price of the Company’s security is at least $1 per share for a minimum of 10 consecutive business days, we will provide written confirmation of compliance and this matter will be closed.3 Please note that if the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the expiration date in order to timely regain compliance.

1 Listing Rule 5810(c)(3)(A).
2 This second 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 days for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during this period.
3 Listing Rule 5810(c)(3)(F) states that, “Staff may, in its discretion, require a Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. In determining whether to require a Company to meet the minimum $1.00 bid price standard beyond ten business days, Staff will consider the following four factors: (i) margin of compliance (the amount by which the bid price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the Market Maker montage (the number of Market Makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down).”

Ms. Luisa Ingargiola
January 14, 2014

If compliance cannot be demonstrated by July 14, 2014, Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel (the “Panel”). Please note that if the Company appeals it will be asked to provide a plan to regain compliance to the Panel, and that historically Panels have generally viewed a near-term reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency.4

In addition, an indicator will continue to be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at https://listingcenter.nasdaqomx.com. The Company will continue to be included in this list.

The Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws. If you have any questions, please do not hesitate to contact me at +1 301 978 8030.

Sincerely,

/s/ Shawn Abdool
Shawn Abdool
Listing Analyst
Nasdaq Listing Qualifications

4 Panels do not typically consider a plan that relies on the market reaction to news as a definitive plan.

NASDAQ REFERENCE LINKS

Topic	Description
NASDAQ Listing Rules	All initial and continued listing rules

Corporate Governance	Board composition , committee requirements
and shareholder approval

Fees	FAQ's Listing Fees

Frequently Asked Questions (FAQ's)	Topics related to initial listing
and continued listing

Hearing Requests & Process	Discussion of the Nasdaq Hearings process

Listing of Additional Shares (LAS)	Explanation of Nasdaq’s Listing of Additional Shares process

Transfer to the Nasdaq Capital Market	Procedures and application to transfer securities to the Nasdaq Capital Market

Access to all Nasdaq listing information and forms can be accessed at the following:
https://listingcenter.nasdaqomx.com/Home.aspx

DIRECTORY OF NEWS SERVICES*

The use of any of these services will satisfy NASDAQ’s listing rules that require the disclosure of specific information in a press release or public announcement. The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

News Service	Internet Address	Telephone Number
Bloomberg Business News	www.bloomberg.com	Phone: +1 212 318 2000
Business Wire	www.businesswire.com	Toll free: +1 800 227 0845 Phone: +1 415 986 4422
Dow Jones News Wire	www.dowjones.com	Toll free: +1 800 223 2274 Phone: +1 212 416 2400
GlobeNewswire (A NASDAQ OMX Co.)	www.globenewswire.com	Toll free: +1 800 307 6627 Phone: +1 310 642 6930
MarketWire	www.marketwire.com	Toll free: +1 800 774 9473 Phone: +1 310 765 3200
PR Newswire	www.prnewswire.com	Toll free: +1 800 776 8090 Phone: +1 201 360 6700
Reuters	www.thomsonreuters.com	Phone: +1 646 223 4000

* Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Listing Rule(s).